CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" for Scudder Cash Reserves Fund in the Money Market Funds Class A, B, and C Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Cash Reserves Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 2-76806) of our report dated November 14, 2003 on the financial statements and financial highlights of Scudder Cash Reserves Fund included in the Fund Annual Report dated September 30, 2003.


                                        /s/CONSENT OF ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2004